UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

January 31, 2017

MATTEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05647	95-1567322

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

333 Continental Boulevard, El Segundo, California	90245-5012

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(310) 252-2000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 On January 31, 2017, the Compensation Committee of the Board of Directors of Mattel, Inc. (the “Company”) approved the material terms of the following retention package for Richard Dickson, the Company’s President and Chief Operating Officer: (i) an increase in Mr. Dickson’s annual base salary from $900,000 to $1,000,000; (ii) retention cash payments in an aggregate amount equal to $1,000,000, payable in two equal installments on June 30, 2017 and January 31, 2018, subject to Mr. Dickson’s continued employment through each such date, or on an earlier termination of his employment by the Company without “Cause” (as defined in the Mattel, Inc. Executive Severance Plan B); (iii) a number of restricted stock units (“RSUs”) equal to $2,500,000 divided by the closing stock price of the Company’s common stock on the date of grant; and (iv) a stock option to purchase a number of shares of the Company’s common stock equal to $2,500,000 divided by a Black-Scholes value based on the closing stock price of the Company’s common stock on the date of grant. The RSUs and stock option will vest as to one third of the shares subject thereto on each of the first three anniversaries of the grant date, subject to Mr. Dickson’s continued service with the Company through each applicable vesting date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2017	MATTEL, INC.

	By:	/s/ Robert Normile
		Name:	Robert Normile

		Title:	Executive Vice President, Chief Legal Officer and Secretary